Exhibit 4.1

EXECUTION COPY

LEVEL 3 COMMUNICATIONS, INC.,

as Guarantor,

LEVEL 3 FINANCING, INC.

as Issuer,

and

THE BANK OF NEW YORK,

as Trustee

SUPPLEMENTAL INDENTURE

DATED AS OF FEBRUARY 23, 2007

12.25% Senior Notes due 2013

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 23, 2007, by and among LEVEL 3 FINANCING, INC., a Delaware corporation (the “Company”), LEVEL 3 COMMUNICATIONS, INC., a Delaware corporation (“Parent”), LEVEL 3 COMMUNICATIONS, LLC, a Delaware limited liability company (“Level 3 LLC”), BROADWING FINANCIAL SERVICES, INC., a Delaware corporation (“Broadwing Financial” and, together with Parent and Level 3 LLC, the “Guarantors”), and THE BANK OF NEW YORK, a New York banking corporation (the “Trustee”), as Trustee under the Indenture (as hereinafter defined).

RECITALS

WHEREAS, the Company, Parent and the Trustee have as of March 14, 2006 entered into an Indenture, as supplemented by (i) a supplemental indenture, dated as of October 12, 2006, by and among the Company, Level 3 Communications, LLC (“Level 3 LLC”) and the Trustee, (ii) a supplemental indenture, dated as of October 12, 2006, by and among the Company, Parent, Level 3 LLC and the Trustee and (iii) a supplemental indenture, dated as of January 4, 2007, by and among the Company, Parent, Level 3 LLC, Broadwing Financial Services, Inc. and the Trustee (as supplemented, the “Indenture”), providing for the issuance by the Company from time to time of its 12.25% Senior Notes due 2013 (the “Notes”);

WHEREAS, Section 902 of the Indenture provides, among other things, that the Company, the Guarantors and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Notes, may enter into one or more supplemental indentures for the purpose of adding provisions to or changing or eliminating certain of the provisions of the Indenture;

WHEREAS, the Company has received the written consents of the Holders of a majority of the aggregate principal amount of the Notes to amend the Indenture as provided herein and enter into this Supplemental Indenture;

WHEREAS, the Company desires to enter into this Supplemental Indenture, and has duly authorized the execution and delivery of this Supplemental Indenture to modify the Indenture;

WHEREAS, concurrent with the execution hereof, the Company has delivered to the Trustee an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel; and

WHEREAS, all conditions and requirements of the Indenture necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE:

For and in consideration of the mutual premises and agreements herein contained, the Company, the Guarantors and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

EFFECTIVENESS AND EFFECT

SECTION 1.1. EFFECTIVENESS AND EFFECT

This Supplemental Indenture shall take effect at the time of the execution hereof, and the amendments to the Indenture provided for in Article Two hereof shall have no force or effect prior to such time. Subject to the foregoing, the provisions set forth in this Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Indenture. All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this Supplemental Indenture. Except as amended hereby, the Indenture shall remain in full force and effect.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

SECTION 2.1. DEFINITIONS.

(a) Capitalized terms used in this Supplemental Indenture and not otherwise defined shall have the respective meanings assigned thereto in the Indenture.

(b) The following definition is hereby added to Section 101 of the Indenture in appropriate alphabetical position:

“Pro Forma Consolidated Cash Flow Available for Fixed Charges” for Parent and its Restricted Subsidiaries or the Issuer or any Issuer Restricted Subsidiary for any period means Consolidated Cash Flow Available for Fixed Charges of Parent and its Restricted Subsidiaries for such period, calculated in accordance with the definition thereof; provided, however, that if (A) since the beginning of the applicable period Parent or one of its Restricted Subsidiaries shall have made one or more Asset Dispositions or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition, merger or consolidation of Property which constitutes all or substantially all of an operating unit of a business or a line of business that was completed prior to February 1, 2007, or (B) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Parent or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Disposition, Investment, acquisition, merger or consolidation that was completed prior to February 1, 2007, then in each case Consolidated Cash Flow Available for Fixed Charges for such four full fiscal quarter period shall be calculated after giving pro forma effect to such Asset Dispositions, Investments, acquisitions, mergers or consolidations as if such Asset Dispositions, Investments, acquisitions, mergers or consolidations occurred on the first day of such period. For purposes of this definition, whenever “pro forma” effect is to be given to any Asset Disposition,

Investment, acquisition, merger or consolidation, the calculations shall be performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the chief financial officer of Parent, except that any such pro forma calculation may include operating expense reductions for such period attributable to the transaction to which pro forma effect is being given (including, without limitation, operating expense reductions attributable to execution or termination of any contract, reduction of costs related to administrative functions, the termination of any employees or the closing (or the approval by the Board of Directors of Parent of the closing) of any facility) that have been realized or for which all steps necessary for the realization of which have been taken or are reasonably expected to be taken within twelve months following such transaction; provided that such adjustments are set forth in an Officers’ Certificate which states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate.

SECTION 2.2. AMENDMENT TO SECTION 1010. Section 1010(b)(ii) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(ii) Debt under Credit Facilities in an aggregate principal amount outstanding or available (together with the sum of (A) the amount of any outstanding Debt Incurred pursuant to clause (ii) of paragraph (b) of Section 1011, plus (B) the amount of all refinancing Debt outstanding or available pursuant to clause (vi) of paragraph (b) of Section 1011 in respect of Debt previously Incurred pursuant to clause (ii) of paragraph (b) of Section 1011, plus (C) the amount of all refinancing Debt outstanding or available pursuant to clause (viii) below in respect of Debt previously Incurred pursuant to this clause (ii)) at any one time not to exceed the greater of (x) $750,000,000 and (y) 1.5 times Consolidated Cash Flow Available for Fixed Charges of Parent and its Restricted Subsidiaries for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, which amount shall be permanently reduced by the amount of Net Available Proceeds used to repay Debt under the Credit Facilities or any refinancing Debt in respect of the Credit Facilities Incurred pursuant to clause (vi) of paragraph (b) of Section 1011 or clause (viii) below), and not reinvested in Telecommunications/IS Assets or used to purchase Securities or repay other Debt, pursuant to and as permitted by Section 1016, provided, however, that on a one-time basis designated by Parent at any time between February 23, 2007 and September 30, 2007, the reference to “Consolidated Cash Flow Available For Fixed Charges” in this clause (ii) shall be replaced with “Pro Forma Consolidated Cash Flow Available For Fixed Charges,” and any such indebtedness incurred pursuant to the calculation of Pro Forma Consolidated Cash Flow Available For Fixed Charges may also be refinanced;”

SECTION 2.3. AMENDMENT TO SECTION 1011. Section 1011(b)(ii) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(ii) Debt of the Issuer or any Issuer Restricted Subsidiary under Credit Facilities in an aggregate principal amount outstanding or available (together with the sum of (A) the amount of any outstanding Debt Incurred pursuant to clause (ii) of paragraph (b) of

Section 1010, plus (B) the amount of all refinancing Debt outstanding or available pursuant to clause (viii) of paragraph (b) of Section 1010, plus (C) the amount of all refinancing Debt outstanding or available pursuant to clause (vi) below in respect of Debt previously Incurred pursuant to this clause (ii)) at any one time not to exceed the greater of (x) $750,000,000 and (y) 1.5 times Consolidated Cash Flow Available for Fixed Charges of Parent and its Restricted Subsidiaries for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, which amount shall be permanently reduced by the amount of Net Available Proceeds used to repay Debt under the Credit Facilities (or any refinancing Debt in respect of the Credit Facilities Incurred pursuant to clause (viii) of paragraph (b) of Section 1010 or clause (vi) below), and not reinvested in Telecommunications/IS Assets or used to purchase Securities or repay other Debt, pursuant to and as permitted by Section 1016, provided, however, that on a one-time basis designated by Parent at any time between February 23, 2007 and September 30, 2007, the reference to “Consolidated Cash Flow Available For Fixed Charges” in this clause (ii) shall be replaced with “Pro Forma Consolidated Cash Flow Available For Fixed Charges,” and any such indebtedness incurred pursuant to the calculation of Pro Forma Consolidated Cash Flow Available For Fixed Charges may also be refinanced;”

ARTICLE THREE

MISCELLANEOUS

SECTION 3.1. BENEFITS OF THIS SUPPLEMENTAL INDENTURE. Nothing contained in this Supplemental Indenture shall or shall be construed to confer upon any person other than a Holder of the Notes, the Company, the Guarantors and the Trustee any right or interest to avail itself or himself, as the case may be, of any benefit under any provision of the Indenture or the Supplemental Indenture.

SECTION 3.2. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 3.3. COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts, including via facsimile, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.4. SEVERABILITY. In the event that any provision in this Supplemental Indenture shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.5. HEADINGS. The article and section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 3.6. TRUSTEE NOT RESPONSIBLE FOR RECITALS. The recitals contained herein shall be taken as the statements of the Issuer and the Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture.

SECTION 3.7. SUCCESSORS AND ASSIGNS. Any covenants and agreements in this Supplemental Indenture by the Company, the Guarantors and the Trustee shall bind their successors and assigns, whether so expressed or not.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

LEVEL 3 FINANCING, INC.

By:	/s/ Sunit S. Patel
	Name:	Sunit S. Patel
	Title:	Group Vice President

LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ Robin E. Grey
	Name:	Robin E. Grey
	Title:	Senior Vice President

LEVEL 3 COMMUNICATIONS, LLC

By:	/s/ Neil J. Eckstein
	Name:	Neil J. Eckstein
	Title:	Senior Vice President

BROADWING FINANCIAL SERVICES, INC.

By:	/s/ Neil J. Eckstein
	Name:	Neil J. Eckstein
	Title:	Senior Vice President

THE BANK OF NEW YORK, as Trustee

By:	/s/ Stacey B. Poindexter
	Name:	Stacey B. Poindexter
	Title:	Assistant Vice President